UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 27, 2017

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1332 Londontown Blvd., Sykesville, MD 21784
(Address of principal executive offices and zip code)

(410) 970-7800
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation or the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company
☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Form 8-K

Item 2.05	Costs Associated with Exit or Disposal Activities.
On December 27, 2017, the board of directors of GSE Systems, Inc. (GSE or the Company) approved an international restructuring plan to streamline and optimize the Company's global operations and the Company issued a press release announcing the same.  Beginning in December 2017, GSE will consolidate its engineering services and R&D activities to Maryland and cease an unprofitable non-core business in the U.K.  As a result, the Company will be closing its offices in Nyköping, Sweden; Chennai, India; and Stockton-on-Tees, UK.  These actions are designed to improve Company productivity by eliminating duplicate employee functions and increasing GSE's focus on its core business, improving efficiency and maintaining the full range of engineering capabilities while reducing costs and organizational complexity.  The Company expects to realize annual savings of approximately $1.0 million upon completion of the restructuring plan.  The total cost of the plan is expected to be approximately $2.5 million and will be incurred during the fourth quarter of 2017.  Cash costs of approximately $1.0 million are related to severance expenses and other costs, including facility closure costs and accounting and legal fees.  The remaining $1.5 million of non-cash costs is a result of the write-down of GSE's 2010 acquisition of TAS Engineering.  The Company anticipates recouping its one-time cash restructuring costs within approximately one year.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
99.1	Press release dated December 27, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2017	GSE SYSTEMS, INC.
/s/ Emmett Pepe
Emmett Pepe
Chief Financial Officer